Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 866-522-7188

billd@fcstone.com

FCStone Group, Inc. Announces Fourth Quarter and Fiscal Year Results

Kansas City, Mo, November 13, 2008 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced higher year-over-year revenues for its fourth fiscal quarter ended August 31, 2008.

Fourth Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $88.3 million in the three months ended August 31, 2008, compared to $75.8 million in the same prior year quarter, an increase of 16.5%. Net income decreased to $7.4 million, or $0.25 per diluted share, for the fourth quarter, compared to $12.0 million, or $0.42 per diluted share, in the prior year quarter.

Net income from continuing operations decreased to $8.1 million, or $0.28 per diluted share for the fourth quarter, compared to $12.0 million, or $0.42 per diluted share, in the same prior year quarter.

Results for the fourth quarter of 2008 and the fourth quarter of 2007 were affected by the following:

•

A charge in the fourth quarter of 2008 of $0.8 million, equal to $0.03 per diluted share, net of tax in connection with the company’s decision to freeze all benefit accruals under its pension plans. For the upcoming fiscal year 2009, we expect to realize a savings of approximately $0.9 million, net of tax, in pension related expenses related to the freezing of the pension plans,

•

A charge in the fourth quarter of 2008 of $0.7 million, equal to $0.03 per diluted share, net of tax in connection with the impairment losses from the Green Diesel biodiesel plant and losses from the discontinuation of operations of such plant and its disposal,

•

An effective tax rate for the fourth quarter of 47.5% resulting from the year end tax calculations. The income tax calculations for the full year were based on the 2007 tax return which was filed in June 2008. As a result of the sale of the Company’s majority stake of the Grain Merchandising segment, the Company realized an approximate 2.0% increase in the effective state tax rates. For the full fiscal year 2008 the Company’s effective tax rate was 39.5% as a result of these adjustments, and

•

Amounts for the fourth quarter of 2007, net of tax, of $800,000, equal to $0.03 per diluted share, for special or one-time items, including a $2.6 million gain on the sale of a portion of the Company’s membership units of FGDI, LLC, a $0.5 million dividend received on Chicago Board of Trade stock, a $3.7 million gain on the sale of CME Group, Inc. common stock and a loss of $5.6 million from investments managed by Sentinel Management.

The following table presents results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
Non-GAAP Revenues, net of cost of commodities sold (1) (3)	$88,227	$75,754	$336,457	$257,757

Income from continuing operations before income tax expense (1) (3)	$15,497	$19,297	$78,288	$53,588
Net income from continuing operations	$8,130	$12,097	$47,421	$33,588
Loss from discontinued operations, net of tax	$(746)	$(123)	$(6,829)	$(311)
Net income (2) (4)	$7,384	$11,974	$40,592	$33,277
Diluted weighted average shares outstanding	28,793	28,753	28,934	25,051
Diluted earnings per share, continuing operations	$0.28	$0.42	$1.64	$1.34
Diluted loss per share, discontinued operations	(0.03)	—	(0.24)	(0.01)
Diluted earnings per share	$0.25	$0.42	$1.40	$1.33

(1)	Amounts for the three months ended and year ended August 31, 2007 include a net amount of $1.2 million for special or one-time items, which include a $2.6 million gain on the sale of a portion of the Company’s membership units of FGDI, LLC, a $0.5 million dividend received on Chicago Board of Trade stock, a $3.7 million gain on the sale of CME Group, Inc. common stock and a loss of $5.6 million from investments managed by Sentinel Management.
(2)	Amounts for the three months ended and year ended August 31, 2007 include after tax effect of the items noted in (1) above of approximately $0.8 million.
(3)	Amounts for the three months ended August 31, 2008 include $1.5 million charge related to the freezing of all benefit accruals under the Company’s pension plan.
(4)	Amounts for the three months ended August 31, 2008 include after tax effect of the items noted in (3) above of approximately ($0.8) million.

The increase in fourth quarter revenues, net of cost of commodities sold, from the prior year fourth quarter was driven by higher exchange traded and over-the-counter (OTC) volumes. This growth was primarily related to continued volatility in the grain, energy, metals, and soft commodity markets and higher OTC volumes from our energy, renewable fuels and Brazilian customers. These volumes have been slightly offset by lower interest income due to prevailing market rates, although interest income was positively influenced by higher customer segregated assets and increased margin requirements.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions and pit brokerage and clearing fees and a $1.5 million charge related to the Company’s decision to freeze all benefit accruals under its pension plans. The Company estimates this action will result in an estimated pre-tax savings of $1.5 million in fiscal year 2009.

“Despite the turmoil in the broader economy, FCStone continued along the path of steady growth in our core business segments during our fourth fiscal quarter,” said Pete Anderson, President and Chief Executive Officer of FCStone. “Looking back on fiscal 2008, the success and operating results we achieved are evidence of our core business strength and ability to generate improved earnings, growing revenues and strong operating cash flows during unprecedented volatility in many of the markets we serve. A large portion of this growth is attributable to the ability of our risk management consultants to continually react to the changing needs of the customer by identifying new products, structures and solutions to manage their commodity risk. We believe that the Company will continue to advance in the current market environment in all of our core business segments that have been the foundation of FCStone, with steady growth driven by our Commodity and Risk Management Services Segment.”

Fiscal Year Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $336.5 million for the fiscal year 2008, compared to $257.8 million during the fiscal year 2007, an increase of 30.5%. Net income increased

21.9% to $40.6 million for the fiscal year 2008, or $1.40 per diluted share, compared to $33.3 million, or $1.33 per diluted share during fiscal year 2007.

Net income from continuing operations increased to $47.4 million, or $1.64 per diluted share for the fiscal year 2008, compared to $33.6 million, or $1.34 per diluted share during the fiscal year 2007.

“It’s important to note that unlike previous quarters in 2008, the market interest rate environment remained stable during our fourth fiscal quarter,” said Bill Dunaway, Chief Financial Officer. “Taking in to account the current economic headwinds, we believe that this recent quarter shows the resiliency of our business model and our ability to operate in an extremely volatile marketplace. We are pleased to report that both our over the counter and exchange traded contract volumes have continued to exceed expectations and for the second quarter in a row, have put out new record highs. We believe this core business momentum will continue to deliver strong growth for FCStone going forward.”

Operating Segments

FCStone’s income (loss) from continuing operations before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
	($ in thousands)
Segment Data:
Income (loss) from continuing operations before minority interest and income tax expense:
Commodity and Risk Management Services (1) (2)	$13,272	$19,083	$67,550	$45,721
Clearing and Execution Services (1) (2)	5,089	(1,231)	20,161	9,610
Financial Services	506	48	1,689	1,052
Grain Merchandising	—	—	—	2,130
Corporate and Other (1) (2)	(3,466)	1,397	(11,258)	(4,286)

	$15,401	$19,297	$78,142	$54,227

Other Data:
Non-GAAP - EBITDA (1)	$17,458	$20,557	$85,989	$65,273
Exchange contract trading volume (000’s)	21,545	20,515	98,611	60,979
Customer Segregated Assets, end of period (000’s)	$1,528,028	$997,436	$1,528,028	$997,436

(1)	Amounts for the three months ended and year ended August 31, 2007 include the following special or one-time items by segment: a $2.6 million gain from the sale of FGDI stock in the Corporate and Other segment; a $0.5 million dividend received on CBOT stock and a $3.7 million gain on the sale of CME stock included in the Commodity and Risk Management Services segment; and a $5.6 million loss from investments managed by Sentinel Management included in the Clearing and Execution Services segment.
(2)	Amounts for the three months ended August 31, 2008 include a charge related to the freezing of all benefit accruals under the Company’s pension plans in the following segments: $0.9 million in the Commodity and Risk Management Services segment; $0.2 million in the Clearing and Execution segment; and $0.4 million in the Corporate and Other segment.

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $49.2 million in the fourth quarter ended August 31, 2008, compared to $45.5 million in the prior year quarter, an increase of 8%. Segment income before minority interest and income tax for the fourth quarter 2008 decreased to $13.3 million, compared to $19 million in the same prior year quarter. This was primarily a result of $2.1 million in lower interest income in 2008 and a $4.2 million gain on CME and CBOT stock in 2007.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $36.7 million in the fourth quarter ended August 31, 2008, compared to $26.0 million in the prior year quarter, an increase of 41.2%. Segment income before minority interest and income tax was $5.0 million in the fourth quarter, compared to a net loss of $1.2 million in the prior year quarter, resulting from a $5.6 million charge from investments managed by Sentinel Management.

The Financial Services segment reported revenues, net of cost of commodities sold, of $1.3 million in the fourth quarter ended August 31, 2008, compared to $1.6 million in the prior year quarter, a decrease of 19%. Segment income increased to $506 thousand for the fourth quarter, compared to $48 thousand in the prior year quarter.

Our Corporate and Other segment included income primarily from our minority interest in a grain merchandising business during the three months ended August 31, 2008, similar to the same period a year ago.

Business Outlook

Commenting on the Company’s fiscal year results and future expectations, Anderson said, “Demand for prudent risk management programs has never been greater, particularly as economic stress points continue to build across virtually every commodity market. We continue to advise and provide value for our customers amidst market conditions of increased volatility and stringent credit conditions. While FCStone is not immune to market volatility and credit risks, we have renewed our focus on providing reliable risk management solutions for our customers, which should provide long-term value to our shareholders.”

Conference Call & Web Cast

A conference call will be held today, November 13th, 2008 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing (800) 240-5318 (within the United States and Canada), or (303) 262-2053 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Friday, December 12, 2008. To access the replay, dial (800) 405-2236 (within the United States and Canada), or (303) 590-3000 (international callers) and enter the conference ID number: 11122158#.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended August 31, 2008, executed 100.0 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
Revenues:
Commissions and clearing fees	$46,479	$43,530	$179,188	$145,077
Service, consulting and brokerage fees	28,904	18,527	97,700	47,679
Interest	10,759	11,785	48,294	42,957
Other	2,105	1,917	10,372	4,497
Sales of commodities	14	—	1,972	1,101,752

Total revenues	88,261	75,759	337,526	1,341,962

Costs and expenses:
Cost of commodities sold	34	5	1,069	1,084,205
Employee compensation and broker commissions	19,394	14,900	65,936	49,524
Pit brokerage and clearing fees	30,483	20,796	104,045	67,978
Introducing broker commissions	8,411	10,842	33,304	36,050
Employee benefits and payroll taxes	3,934	2,426	13,746	10,678
Interest	1,301	868	5,705	9,937
Depreciation and amortization	660	412	1,996	1,748
Bad debt expense	93	—	1,998	1,632
Other expenses	8,550	6,213	31,585	25,983

Total costs and expenses	72,860	56,462	259,384	1,287,735

Income from continuing operations before income tax expense and minority interest	15,401	19,297	78,142	54,227
Minority interest	(96)	—	(146)	639

Income from continuing operations before income tax expense	15,497	19,297	78,288	53,588
Income tax expense	7,367	7,200	30,867	20,000

Net income from continuing operations	8,130	12,097	47,421	33,588
Loss from discontinued operations, net of tax	(746)	(123)	(6,829)	(311)

Net income	$7,384	$11,974	$40,592	$33,277

Basic shares outstanding	27,966	27,419	27,749	24,500
Diluted shares outstanding	28,793	28,753	28,934	25,051

Basic earnings (loss) per share:
Continuing operations	$0.29	$0.44	$1.71	$1.37
Discontinued operations	(0.02)	—	(0.25)	(0.01)

Net income	$0.27	$0.44	$1.46	$1.36

Diluted earnings (loss) per share:
Continuing operations	$0.28	$0.42	$1.64	$1.34
Discontinued operations	(0.03)	—	(0.24)	(0.01)

Net income	$0.25	$0.42	$1.40	$1.33

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(in thousands, except share amounts)

	August 31, 2008	August 31, 2007
ASSETS
Cash and cash equivalents:
Unrestricted	$73,646	$90,053
Segregated	8,355	14,250
Commodity deposits and receivables:
Commodity exchanges and clearing organizations—customer segregated	1,306,477	686, 441
Proprietary commodity accounts	253,998	77,690
Receivables from customers, net of allowance for doubtful accounts	19,603	16,868

Total commodity deposits and receivables	1,580,078	780,999

Marketable securities, at fair value—customer segregated and other	241,333	307,828
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	71,714	20,746
Open contracts receivable	308,016	120,219
Notes receivable and advances	77,979	49,291
Exchange memberships and stock	11,473	10,366
Equipment, furniture, software and improvements, net of accumulated depreciation	7,267	4,763
Assets held for sale	3,664	—
Other assets	37,953	21,679

Total assets	$2,421,478	$1,420,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Commodity and customer regulated accounts payable	$1,486,299	$935,515
Trade accounts payable and advances	257,941	115,145
Open contracts payable	297,926	121,101
Accrued expenses	51,709	38,632
Notes payable and repurchase obligations	79,190	35,133
Subordinated debt	16,000	1,000

Total liabilities	2,189,065	1,246,526

Minority interest	4,855	—

Stockholders’ equity:
Common stock, $0.0001 par value, authorized 40,000,000 at August 31, 2007 and August 31, 2008, respectively; issued and outstanding 27,416,567 and 27,911,127 shares at August 31, 2007 and August 31, 2008, respectively	108,016	104,267
Additional paid-in capital	10,777	1,115
Treasury stock	(2,185)	(376)
Accumulated other comprehensive loss	(1,632)	(3,620)
Retained earnings	112,582	72,282

Total stockholders’ equity	227,558	173,668

Commitments and contingencies
Total liabilities and stockholders’ equity	$2,421,478	$1,420,194

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended August 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$40,592	$33,277	$15,257
Plus: Loss from discontinued operations	6,829	311	—

Income from continuing operations	47,421	33,588	15,257
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	1,996	1,748	1,674
Other	101	(55)	(46)
Gain on sale of FGDI membership units	—	(2,595)	—
Gain on sale and conversion of exchange memberships, stock and trading rights	(3,748)	(3,776)	—
Gain on sale of other assets	(930)	—	—
Stock compensation	1,698	—	—
Excess tax benefit of stock options	(8,382)	—	—
Equity in earnings of affiliates, net of distributions	(2,533)	(294)	591
Minority interest, net of distributions	(146)	639	(237)
Change in commodity accounts receivable/payable, marketable securities, customer segregated funds, counterparty deposits and advances, net	(89,234)	(51,901)	8,328
Change in open contracts receivable/payable, net	(10,972)	(21,371)	(30,001)
Decrease in trade accounts receivable and advances	1,326	2,989	1,191
Increase in inventories—grain, fertilizer and fuel	—	(4,635)	(12,023)
Increase in other assets	3,945	(5,290)	(3,588)
Decrease (increase) in trade accounts payable and advances	5,261	10,018	50,632
Increase in accrued expenses	11,194	11,176	9,233

Net cash (used in) provided by operating activities	(43,003)	(29,759)	41,011

Cash flows from investing activities:
Purchase of furniture, equipment, software and improvements	(4,425)	(2,847)	(1,255)
Proceeds from the sale of FGDI membership units, net of cash held by FGDI	—	3,934	—
Acquisition of equity investment	—	—	(2,405)
Acquisition of minority interest	—	—	(911)
Acquisition of businesses	(7,000)	—	—
Purchase of marketable securities	—	(25,000)	—
Issuance of notes receivable, net	(39,366)	(27,342)	(5,458)
Purchase of exchange memberships and stock	—	(1,855)	(5,403)
Proceeds from the sale and conversion of exchange memberships, stock and trading rights	5,164	4,237	613
Proceeds from the sale of other intangibles	1,972	—	—
Purchase of other intangibles	(1,054)	—	—

Net cash used in investing activities	(44,709)	(48,873)	(14,819)

Cash flows from financing activities:
(Decrease) increase in checks written in excess of bank balance	—	(1,656)	1,556
Proceeds from notes payable, net	40,729	35,996	11,258
Proceeds from initial public offering, net of issuance and registration costs	—	129,643	—
Proceeds from issuance of common stock, net of registration costs	—	1,373	—
Proceeds from exercises of stock options	3,749	—	—
Proceeds from issuance of redeemable common stock held by ESOP	—	—	223
Proceeds from issuance of subsidiary stock, net of costs	4,583	—	—

	Year Ended August 31,
	2008	2007	2006
Payment for redemption of common stock	—	(48,496)	—
Treasury stock acquired	(1,809)	—	—
Excess tax benefit of stock option exercises	8,382	—	—
Dividends paid	—	(6,057)	(2,898)
Payments under capital lease	—	(413)	(550)
Proceeds from subordinated debt	31,000	9,500	4,500
Payment of subordinated debt	(16,000)	(14,500)	(3,000)
Monies deposited in escrow	—	(54)	(2,600)
Monies released from escrow	—	3,623	—

Net cash provided by financing activities	70,634	108,959	8,489

Cash flows provided by discontinued operations:
Net cash from operating activities	2,382	—	—
Net cash used in investing activities	(1,711)	—	—

Net cash provided by discontinued operations	671	—	—

Net (decrease) increase in cash and cash equivalents—unrestricted	(16,407)	30,327	34,681
Cash and cash equivalents—unrestricted—at beginning of year	90,053	59,726	25,045

Cash and cash equivalents—unrestricted—at end of year	$73,646	$90,053	$59,726

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$6,164	$10,196	$5,587
Income taxes	26,612	19,632	10,335

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended		Year Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
	($ in thousands)
Revenues:
Commissions and clearing fees	$46,479	$43,530	$179,188	$145,077
Service, consulting and brokerage fees	28,904	18,527	97,700	47,679
Interest	10,759	11,785	48,294	42,957
Other	2,105	1,917	10,372	4,497
Sales of commodities	14		1,972	1,101,752

Total revenues	88,261	75,759	337,526	1,341,962
Less: Cost of commodities sold	34	5	1,069	1,084,205

Revenues, net of cost of commodities sold	$88,227	$75,754	$336,457	$257,757

The following table reconciles EBITDA with our net income.

	Three Months Ended		Year Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
	($ in thousands)
Net income:	$7,384	$11,974	$40,592	$33,277
Plus: interest expense	1,301	868	5,705	9,937
Plus: depreciation and amortization	660	412	1,996	1,748
Plus: income tax expense	7,367	7,200	30,867	20,000
Plus: loss on discontinued operations, net of tax	746	123	6,829	311

EBITDA	$17,458	$20,577	$85,989	$65,273

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
	($ in thousands)
Sales of commodities	$14	$(1)	$1,972	$3,806
Cost of commodities sold	34	5	1,069	3,727

Gross profit on commodities sold	(20)	(6)	903	79
Commissions and clearing fees	15,659	16,277	55,871	54,367
Service, consulting and brokerage fees	29,033	18,679	98,140	48,227
Interest	4,184	6,264	18,972	20,445
Other revenues (1)	372	4,329	3,475	4,476

Revenues, net of cost of commodities sold	49,228	45,543	177,361	127,594
Other costs and expenses:
Expenses (excluding interest expense) (2)	35,596	26,351	109,118	81,480
Interest expense	360	109	693	393

Total costs and expenses (excluding cost of commodities sold)	35,956	26,460	109,811	81,873

Segment income before minority interest and income taxes (1) (2)	$13,272	$19,083	$67,550	$45,721

Exchange contract trading volume (000’s)	1,090	888	3,543	3,121
OTC Contract volume (000’s)	396	288	1,361	751

(1)	Includes $4.2 million from the combined gain on the sale of CME stock and dividends from CBOT stock in the three months ended and year ended August 31, 2007.
(2)	Includes ($0.9) million charge related to the freezing of all benefit accruals related to the Company’s pension plans.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	30,891	27,533	124,070	91,486
Service, consulting and brokerage fees	—	—	—	—
Interest	5,388	3,985	22,237	15,707
Other revenues (1)	453	(5,525)	878	(5,420)

Revenues, net of cost of commodities sold	36,732	25,993	147,185	101,773
Other costs and expenses:
Expenses (excluding interest expense) (2)	31,631	27,203	126,957	91,570
Interest expense	12	21	67	593

Total costs and expenses (excluding cost of commodities sold)	31,643	27,224	127,024	92,163

Segment income before minority interest and income taxes (1) (2)	$5,089	$(1,231)	$20,161	$9,610

Exchange contract trading volume (000’s)	20,456	19,627	95,068	57,858

(1)	Includes a loss of $5.6 million from investments managed by Sentinel Management in the three months ended and year ended August, 31, 2007
(2)	Includes ($0.2) million charge related to the freezing of all benefit accruals related to the Company’s pension plans.

Financial Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2008	2007	2008	2007
	($ in thousands)
Sales of commodities	$—	$1	$—	$20,007
Cost of commodities sold	—	—	—	19,904

Gross profit on commodities sold	—	1	—	103
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	1,025	1,118	6,494	7,179
Other revenues	320	463	2,692	1,798

Revenues, net of cost of commodities sold	1,345	1,582	9,186	9,080
Other costs and expenses:
Expenses (excluding interest expense)	(122)	723	2,378	2,344
Interest expense	961	811	5,119	5,684

Total costs and expenses (excluding cost of commodities sold)	839	1,534	7,497	8,028

Segment income (loss) before minority interest and income taxes	$506	$48	$1,689	$1,052

Quarterly Financial Highlights:

The following table provides summary financial highlights

Trending by quarter for fiscal year 2008.

	Three Months Ended
	November 30, 2007	February 29, 2008	May 31, 2008	August 31, 2008
	($ in thousands)
NON GAAP-Revenues, net of cost of commodities sold	$73,634	$91,212	$83,384	$88,227
Income from continuing operations before income tax expense (1)	$21,081	$28,489	$13,221	$15,497
Net income from continuing operations	$13,131	$17,789	$8,371	$8,130
Loss from discontinued operations, net of tax	$(46)	$(5,673)	$(364)	$(746)
Net income	$13,085	$12,116	$8,007	$7,384

(1)	The three months ended November 30, 2007 included a pre-tax gain on the sale of exchange stock and trading rights of $2.9 million. The three months ended November 30, 2007 and February 29, 2008 included pre-tax gains related to interest rate derivative contracts of $0.7 million and $4.4 million, respectively. The three months ended May 31, 2008 included pre-tax losses related to interest rate derivative contracts of $5.0 million. The three months ended August 31, 2008 include a pre-tax charge related to the freeze of all benefit accruals in the Company’s pension plans.

Without these items our quarterly income from continuing operations before income tax expense for the first, second, third, and fourth quarters would have been $17.5 million, $24.1 million, $18.2 million, and $17.0 million, respectively.